The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-155601
SUBJECT TO COMPLETION, DATED DECEMBER 15, 2008

PROSPECTUS SUPPLEMENT
(to Prospectus dated November 21, 2008)

$175,000,000

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

% SENIOR NOTES DUE 2013

Fully and unconditionally guaranteed by
KANSAS CITY SOUTHERN
and certain of its subsidiaries

Interest payable on December 15 and May 15

We are offering $175,000,000 aggregate principal amount of notes due December 15, 2013 bearing interest at     % per year.

We may redeem some or all of the notes prior to December 15, 2011 by paying either 101% of the principal amount of the note or a “make whole” premium, whichever is greater, as set forth in this prospectus supplement. We may also redeem some or all of the notes on or after December 15, 2011 at the redemption prices set forth in this prospectus supplement. We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds of one or more equity offerings completed before December 15, 2010. If we undergo certain change of control transactions or sell certain of our assets, we may be required to offer to purchase the notes from holders. There is no sinking fund for the notes.

The notes will be unsecured and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such debt. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by our parent corporation, Kansas City Southern, and certain of our and its subsidiaries.

For a more detailed description of the notes, see “Description of the Notes,” beginning on page S-11.

Investing in the notes involves risk.  See the “Risk Factors” section in Kansas City Southern’s Annual Report on Form 10-K for the year ended December 31, 2007 and beginning on page S-6 of this prospectus supplement.

PRICE:     % AND ACCRUED INTEREST, IF ANY

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Company

Per Note	$	%	$

Total	$	%	$

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes offered by this prospectus supplement will not be listed on any securities exchange and there is no existing trading market for the notes.

The underwriters expect to deliver the notes on or about December   , 2008, only in book-entry form through the facilities of The Depositary Trust Company.

Joint Book-Running Managers

MORGAN STANLEY	BANC OF AMERICA SECURITIES LLC

Joint Lead Manager

SCOTIA CAPITAL

Co-Managers

BMO CAPITAL MARKETS	SUNTRUST ROBINSON HUMPHREY

Prospectus Supplement

Prospectus

About This Prospectus	1
Risk Factors	1
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	1
Plan of Distribution	2
Legal Matters	2
Independent Registered Public Accounting Firm	3
Where You Can Find More Information	3
Forward-Looking Statements	4

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement to “KCS” mean Kansas City Southern, references to “KCSR” or the “Issuer” mean The Kansas City Southern Railway Company, the principal domestic subsidiary of KCS, and references to the “Company,” “we,” “us,” “our” and similar terms refer to KCS and its consolidated subsidiaries, including KCSR.

See “Risk Factors” beginning on page S-6 of this prospectus supplement and in KCS’ Annual Report on Form 10-K for the year ended December 31, 2007 for a description of certain factors relating to an investment in the notes, including information about our business. None of us, the underwriters, or any of our or their representatives, are making any representation to you regarding the legality of an investment by you under applicable legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the notes. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such information.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, as well as general information about the Company and the securities being offered hereunder. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under the headings “Additional Information” and “Incorporation of Certain Documents By Reference” in this prospectus supplement, and under the heading “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement from internal surveys, as well as market research, publicly available information and industry publications as indicated herein. We have also included data from reports prepared by the American Association of Railroads. Industry publications, including those referenced here, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy of such information.

ADDITIONAL INFORMATION

KCS is required to file periodic reports and other information (File No. 001-04717) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports, documents and other information may be inspected and copied at the public reference facilities of the SEC, at 100 F. Street, N.E., Washington, D.C. 20459. Copies of this material may also be obtained by mail, upon payment of the SEC’s prescribed rates, by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20459. Copies of such material may also be obtained from the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which KCS’ common stock is listed.

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings KCS makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus supplement, until we have sold all of the notes to which this prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in

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any document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes such statement.

The following documents filed by KCS with the SEC are incorporated herein by reference:

•	KCS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	KCS’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	KCS’ Current Reports on Form 8-K filed March 5, 2008; April 1, 2008; April 18, 2008; May 23, 2008; June 2, 2008; June 12, 2008; July 2, 2008; July 8, 2008; July 16, 2008; September 15, 2008; September 19, 2008; October 7, 2008; October 22, 2008; November 17, 2008; and December 12, 2008;

•	KCS’ Definitive Proxy Statement filed on March 26, 2008; and

•	KCS’ Notice of Special Meeting and Definitive Proxy Statement filed on September 5, 2008 in connection with Company’s Special Meeting of Stockholders held on October 7, 2008.

Upon request, copies of documents incorporated into this document by reference, except for exhibits, unless such exhibits are specifically incorporated into such documents by reference, are available without charge by contacting:

The Kansas City Southern Railway Company
c/o Kansas City Southern
PO Box 219335
Kansas City, MO 64121-9335
(816) 983-1501

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain forward-looking statements. Many of the forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “could,” “anticipate,” “should,” “plan,” “estimate” and “potential,” among others. These statements appear in a number of places in this prospectus supplement and include, but are not limited to, statements regarding our intent, belief or current expectations with respect to:

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities we transport;

•	the effects of general adverse conditions on the capital markets upon which we rely to provide some of our capital requirements;

•	our ability to generate sufficient cash to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	material adverse changes in economic and industry conditions, both within the United States and Mexico and globally;

•	changes in fuel prices and our ability to assess fuel surcharges;

•	our high degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	fluctuations in the market price for KCS’ common stock;

•	KCS’ dividend policy and restrictions on KCS’ ability to pay dividends on its common stock;

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•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers and trucking companies in the United States and Mexico;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, or any amendments thereto, on the level of trade among the United States, Mexico and Canada;

•	uncertainties regarding litigation and any future claims and litigation;

•	the effects of employee training, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	the adverse impact of any termination or revocation of Kansas City Southern de México’s Concession by the Mexican government;

•	legal or regulatory developments in the United States, Mexico or Canada;

•	natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions of our operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	our ability to attract and retain qualified management personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either our operations or our customers’ abilities to deliver goods for shipment;

•	the outcome of claims and litigation, including those related to environmental contamination, antitrust claims, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

•	acts of terrorism or war or risk of terrorist activities or war;

•	legislative, regulatory, or legal developments in the United States, Mexico or Canada involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation; and

•	other factors described in this prospectus supplement and the accompanying prospectus.

Forward-looking statements are only our current expectations and are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in KCS’ Annual Report on Form 10-K for the year ended December 31, 2007 and in this prospectus supplement. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. To understand the terms of the securities being offered by this prospectus supplement, you should read this entire prospectus supplement, the accompanying prospectus and the documents identified under the headings “Additional Information” and “Incorporation of Certain Documents By Reference” in this prospectus supplement, and under the heading “Where You Can Find More Information” in the accompanying prospectus.

OVERVIEW

Kansas City Southern, a Delaware corporation, or KCS, was organized in 1962 as Kansas City Southern Industries, Inc. and in 2002 formally changed its name to Kansas City Southern. KCS is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central United States with major industrial cities in Mexico. We had approximately 6,485 employees on December 31, 2007. The Kansas City Southern Railway Company, or KCSR, which was founded in 1887, is a U.S. Class I railroad. KCSR serves a ten-state region in the midwest and southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi, and Texas.

We control and own all of the stock of Kansas City Southern de México, S.A de C.V., or KCSM. Through its 50-year Concession from the Mexican government, or the Concession, which will expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the United States and Mexico border crossing at Nuevo Laredo, Mexico, the largest rail freight interchange point between the United States and Mexico. Under the Concession, KCSM has the right to control and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the United States and Mexico.

We control and own all of the stock of Mexrail, Inc., or Mexrail, which, in turn, wholly owns The Texas Mexican Railway Company, or Tex-Mex. Tex-Mex operates a 157-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM. Tex-Mex connects with KCSM at the United States/Mexico border at Laredo, Texas, and connects to KCSR through trackage rights at Beaumont, Texas. Through our ownership of Mexrail, we own the northern half of the rail bridge at Laredo, Texas. Laredo is a principal international gateway through which more than half of all rail and truck traffic between the United States and Mexico crosses the border. We also control the southern half of this bridge through our ownership of KCSM.

Our rail network (consisting of KCSR, KCSM and Tex-Mex) comprises approximately 6,000 miles of main and branch lines extending from the midwest and southeast portions of the United States south into Mexico and connects with other Class I railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast and southwest United States through less congested interchange hubs.

Panama Canal Railway Company, or PCRC, a joint venture company owned equally by us and Mi-Jack Products, Inc., or Mi-Jack, was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation option in lieu of the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25 year term. The Panama Canal Railway is a north-south railroad traversing the Isthmus of Panama between the Atlantic and Pacific Oceans. PCRC’s subsidiary, Panarail Tourism Company, or Panarail, operates and promotes commuter and tourist passenger service over the Panama Canal Railway.

RECENT DEVELOPMENTS

As announced on December 12, 2008, our business has been negatively impacted by general economic and industry conditions. As a result of the weakness in the U.S. and global economy, carload and unit volumes have declined across most of our commodity groups in the current quarter. The declining volume trend is expected to continue through the end of 2008 and will have an adverse effect on our fourth quarter results. As a result, we will not generate double-digit revenue growth for the fiscal year ended December 31, 2008. We currently expect that revenues for the quarter ending December 31, 2008 will be approximately 5% below our revenues of $460.3 million for the same quarterly period in 2007 and that our operating ratio will be approximately 79%.

As previously disclosed in our Form 10-Q for the quarterly period ended September 30, 2008, fluctuations in the exchange rate of the Mexican peso against the U.S. dollar can have a significant non-cash impact on our earnings per share. During the fourth quarter of 2008, the value of the Mexican peso against the U.S. dollar has continued to decline and will most likely result in a negative charge to our diluted earnings per share as of December 31, 2008 greater than the negative charge to our third quarter diluted earnings per share.

In light of the current economic conditions, we have taken measures to reduce planned capital spending and other expenditures for the first six months of 2009. These changes are intended to achieve positive free cash flow during that six month period (free cash flow is defined as cash flow from operations less cash used for capital expenditures and other investment activities). The 2009 capital plan includes a resumption of capital spending for growth opportunities in the second half of 2009. In the event that general economic and industry conditions during the second half of 2009 do not improve, we intend to make further reductions to our 2009 capital spending plan to achieve positive free cash flow.

Our principal executive office is located at 427 West 12th Street, Kansas City, Missouri, 64105, and our telephone number is (816) 983-1802.

THE OFFERING

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	The Kansas City Southern Railway Company (“KCSR”).

Securities Offered	$175,000,000 principal amount of % Senior Notes due 2013.

Maturity	The notes will mature on December 15, 2013.

Interest Rate and Payment Dates	The notes will have an interest rate of % per annum payable in cash on June 15 and December 15 of each year, beginning June 15, 2009.

Optional Redemption	We may redeem some or all of the notes prior to December 15, 2011 by paying either 101% of the principal amount of the notes or a “make whole” premium, whichever is greater, plus, in each case, accrued and unpaid interest, if any as set forth in this prospectus supplement. We may also redeem some or all of the notes on or after December 15, 2011, at redemption prices, plus accrued and unpaid interest, if any, as set forth under “Description of the Notes — Optional Redemption.”

In addition, before December 15, 2010, we may redeem up to 35% of the notes with net cash proceeds from specified equity offerings at the redemption price listed in “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any. However, we may only make such a redemption if at least 65% of the original aggregate principal amount of notes issued under the indenture remains outstanding after the redemption.

Sinking Fund	There is no sinking fund for the notes.

Trading and Listing	The notes will not be listed on any exchange. There is no existing trading market for the notes.

Change of Control	Upon a Change of Control (as defined under “Description of the Notes — Change of Control”), we will be required to make an offer to purchase the notes. The purchase price will be equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Note Guarantees	The notes will be fully and unconditionally guaranteed (each, a “Note Guarantee”) on an unsecured senior basis by KCS and each of its subsidiaries that guarantees KCSR’s credit facilities (other than KCS Holdings I, Inc., KCS Ventures I, Inc., The Kansas City Northern Railway Company, and Veals, Inc.) under the amended and restated credit agreement dated April 28, 2006, or any refinancing thereof (collectively, the “Note Guarantors”). See “Description of the Notes — Overview of the Notes and the Note Guarantees.”

Ranking	The notes will rank equally in right of payment with all existing and future senior indebtedness of KCSR, and will be senior in right of payment to all future subordinated obligations of KCSR. The notes will be effectively subordinated to all secured indebtedness of KCS and its subsidiaries (including KCSR) to the extent of the value of the assets securing such secured indebtedness.

The Note Guarantees will be unsecured senior indebtedness of the applicable Note Guarantor, will rank equally in right of payment with all existing and future senior indebtedness of such Note Guarantor and will be senior in right of payment to all future subordinated obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all secured indebtedness of KCS and its subsidiaries to the extent of the value of the assets securing such secured indebtedness. See “Description of the Notes — Ranking.”

As of September 30, 2008, on an adjusted basis to reflect the issuance of the notes and the application of the proceeds therefrom, we would have had total indebtedness of $1,913.7 million, consisting of (i) $877.4 million of senior indebtedness of KCSR, of which $427.4 million would have been secured indebtedness, (ii) $0.2 million of senior indebtedness of KCS, (iii) $0.5 million of senior secured indebtedness of the Note Guarantors, other than KCS, (iv) $1,006.6 million of senior indebtedness of subsidiaries of KCS (other than KCSR) that are not Note Guarantors, and (v) $29.0 million of KCSR unsecured debt subordinate or junior in right of payment to the notes or the Note Guarantees. Our adjusted indebtedness reflects the consummation of this offering, assuming that as of September 30, 2008:

• we had issued $175.0 million aggregate principal amount of notes in this offering;

• we had applied the net proceeds from the sale of the notes, along with other borrowings, to repurchase our 7 1/2% Senior Notes due 2009.

Certain Covenants	The indenture under which the notes will be issued contains covenants that, among other things, restrict our ability to:

• incur indebtedness;

• make restricted payments;

• pay dividends or make other distributions in respect of our stock;

• sell certain assets;

• engage in transactions with affiliates;

• create liens;

• engage in sale-leaseback transactions; and

• engage in mergers, divestitures and consolidations.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes — Certain Covenants” and “— Merger and Consolidation.”

Termination of Covenants	If, on any date following the date of the indenture, the notes have an investment grade rating from both Standard & Poor’s Rating Group, Inc. and Moody’s Investor Services, Inc., and no default or event of default has occurred and is continuing, most of the covenants under the indenture will be terminated. See “Description of the Notes — Certain Covenants.”

Denominations	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Taxation	For a summary of the U.S. federal income tax considerations relating to an investment in the notes, see “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the net proceeds from the sale of the notes, along with other borrowings, to repurchase our 7 1/2% Senior Notes due 2009. See “Use of Proceeds.”

DTC Eligibility	The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with the trustee on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. See “Description of the Notes — Book-Entry; Delivery and Form.”

RISK FACTORS

An investment in our securities, including the debt securities offered hereunder, involves certain risks. Before investing in our securities, you should carefully consider the risk factors described below, in our periodic reports filed with the SEC, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2007, together with all of the other information included in this prospectus supplement and accompanying prospectus and the other information that we have incorporated by reference. The risks described below and in our Annual Report are not the only ones we are facing. Additional risks not currently known to us or that we currently deem immaterial may also impair our business. See “Cautionary Statement Regarding Forward-Looking Statements.” Any of the risks described below, in our Annual Report and in any subsequent periodic reports, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment.

Risks Related to an Investment in the Notes

We will be able to incur additional indebtedness in the future.

Despite our level of indebtedness, we may be permitted to incur additional debt in the future. This could further exacerbate the risks described in this prospectus supplement and in KCS’ Annual Report on Form 10-K for the year ended December 31, 2007.

There is no public market for the notes, a market may not develop, and you may have to hold your notes to maturity.

The notes are a new issue of securities and there is no existing trading market for the notes. We have been advised by the underwriters that the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. If a trading market develops, no assurance can be given as to how liquid that trading market for the notes will be. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Your ability to require the repurchase of notes upon a change of control may be limited.

Upon a change of control, we will be required to offer to repurchase all of the notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding notes tendered, and we expect that we would require third-party financing; however, we may not be able to obtain such financing on favorable terms, if at all. In particular, a change of control constitutes an event of default under KCSR’s credit facilities, as described below. In addition, the terms of future senior indebtedness of KCS and its subsidiaries may prohibit certain events which would constitute such a change of control or require such senior indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require us to purchase the notes could cause a default under such senior indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on KCS and its subsidiaries. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute an event of default under the indenture, which, in turn, would constitute an event of default under KCSR’s credit facilities and may constitute an event of default under future debt. The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. These transactions may not involve a change in voting power or beneficial ownership, or even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of the Notes — Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Finally, the provisions under the indenture relative to our obligation to make an offer to purchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes; accordingly you may not be able to require the repurchase of your notes upon a change of control even if you do not consent to the waiver of such obligation.

Your ability to require us to repurchase your notes upon a sale of “substantially all” of the assets of KCS or KCSR may be uncertain.

The definition of “change of control” under the indenture includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the assets of KCS or KCSR. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of KCS or KCSR to another person or group may be uncertain.

The notes and Note Guarantees are unsecured obligations, and accordingly our assets may be insufficient to pay amounts due on your notes.

The notes and the Note Guarantees will be unsecured obligations of KCSR and the Note Guarantors. In contrast, debt outstanding under KCSR’s credit facilities is secured by substantially all of the assets of KCS, KCSR and by those of each existing or subsequently acquired or formed subsidiary guaranteeing KCSR’s credit facilities, including a pledge of certain of the capital stock held by us or our subsidiaries in certain of our or their existing or subsequently acquired or organized subsidiaries. After giving effect to this offering, we would have had approximately $604.5 million of secured debt (excluding unused commitments) as of September 30, 2008. In addition, we and our subsidiaries may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. Because the notes and the Note Guarantees will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	we enter into bankruptcy, liquidation, reorganization, or other winding-up;

•	there is a default in payment under KCSR’s credit facilities or other secured debt; or

•	there is an acceleration of any debt under KCSR’s credit facilities or other secured debt.

If any of these events occurs, the secured lenders could foreclose on the pledged stock of KCSR and our other subsidiaries and on our assets and those of the Note Guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes. Furthermore, under the Note Guarantees, if all shares of any Note Guarantor are sold to persons pursuant to an enforcement of the pledge of shares in the Note Guarantor for the benefit of the lenders under KCSR’s credit facilities, then the applicable Note Guarantor will be released from its Note Guarantee automatically and immediately upon the sale.

Declines in the market price of KCS’ common stock may depress the trading price of the notes.

The price of KCS’ common stock on the New York Stock Exchange, or the NYSE, listed under the ticker symbol “KSU”, continually changes. We expect that the market price of KCS’ common stock will continue to fluctuate. KCS’ stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, but are not limited to:

•	quarterly variations in operating results;

•	operating results that vary from the expectations of management, securities analysts, ratings agencies and investors;

•	changes in expectations as to future financial performance, including financial estimates by securities analysts, ratings agencies and investors;

•	developments generally affecting the railroad industry;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	the assertion or resolution of significant claims or proceedings against us;

•	our dividend policy and restrictions on the payment of dividends;

•	the issuance of common stock in payment of dividends on preferred stock or upon conversion of preferred stock; and

•	general domestic and international economic conditions.

In addition, from time to time the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of KCS’ common stock. These factors could in turn significantly depress the trading price of the notes.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on a variety of factors, many of which are beyond our control.

Our ability to make payments on our indebtedness, including the notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. Our business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Only some of our subsidiaries will guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our subsidiaries that are not Note Guarantors declare bankruptcy, liquidate or reorganize.

Not all of our subsidiaries will guarantee the notes. Accordingly, the notes will be effectively subordinated to the prior payment of debts and other liabilities (including trade payables) of our subsidiaries that are not Note Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries that are not Note Guarantors, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of and for the nine months ended September 30, 2008, after giving effect to this offering and the application of the proceeds thereof, the subsidiaries of KCS, other than KCSR and those subsidiaries that are Note Guarantors, would have had approximately $1,565.5 million of total liabilities (including trade payables), and would have had approximately 73.5% of the consolidated assets and would have generated approximately 51.6% and 59.7%, respectively, of our consolidated revenues and operating income. For the year ended December 31, 2007, after giving such effect, such subsidiaries would have generated approximately 53.3% and 66.6%, respectively, of our consolidated revenues and operating income.

The indebtedness represented by the notes and the guarantees may be unenforceable due to fraudulent conveyance statutes.

We believe that the indebtedness represented by the notes and the Note Guarantees is being incurred for proper purposes and in good faith and that, based on present forecasts, asset valuations and other financial information, KCS, KCSR and the Note Guarantors are, and after the consummation of this offering, will be, solvent and will have sufficient capital for carrying on our business and will be able to pay our debts as they come due. Notwithstanding this belief, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that KCS, KCSR or the Note Guarantors did not receive fair consideration (or reasonably equivalent value) for issuing the notes or the guarantees and for any indebtedness refinanced by the notes and at the time of the issuance of that indebtedness or those Note Guarantees, KCS, KCSR or the Note Guarantors were insolvent, were rendered insolvent by reason of that incurrence, were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital, intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they became due, or that we intended to hinder, delay or defraud our creditors, then that court could, among other things, (i) void all or a portion of our obligations to the holders of the notes or the Note Guarantors’ obligations under the Note Guarantees, (ii) subordinate all or a portion of the payments made to holders of the notes to our other existing and future indebtedness to a greater extent than would otherwise be the case, the effect of which would be to entitle those other creditors to be paid in full before any payment could be made on the notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of that company’s debts was greater than all of that company’s assets at a fair valuation, or if the present fair saleable value of that company’s assets was less than the amount that would be required to pay the probable liability on its existing debts as they become absolute and due. There can be no assurance as to what standards a court would apply to determine whether we or our Note Guarantors were solvent at the relevant time, or whether, whatever standard was applied, the notes would not be voided on another the grounds set forth above.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of the notes, after deducting the underwriters’ discount and other fees and expenses associated with the sale of the notes, of approximately $171.0 million. We intend to use the net proceeds from the sale of the notes, along with other borrowings, to repurchase our 7 1/2% Senior Notes due 2009.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended										Nine Months Ended
	December 31,										September 30,
	2007		2006		2005		2004		2003		2008		2007

Ratio of earnings to fixed charges(1)	2.1	x	1.7	x	1.5	x	2.0	x	0.8	x	2.5	x	1.9x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income before minority interest and equity in earnings of unconsolidated affiliates, fixed charges and distributed income of equity investments. Fixed charges include interest expense on indebtedness and the portion of rent that represents a reasonable approximation of the interest factor. For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. This ratio would have been 1:1 if a deficiency of $10.5 million was eliminated.

CAPITALIZATION

The table below sets forth our consolidated debt and capitalization as of September 30, 2008, derived from our unaudited consolidated financial statements:

•	on an actual basis; and

•	as adjusted to give effect to the issuance of the notes offered hereby and the use of net proceeds from the sale of the notes, along with other borrowings, to repurchase our 7 1/2% Senior Notes due 2009.

You should read this table in conjunction with our financial statements incorporated by reference in this prospectus supplement.

	As of September 30, 2008
	Actual	As Adjusted
	(unaudited)
	(in millions of U.S. dollars)

KCS (1)
Other debt obligations	$0.2	$0.2
KCSR (2)
Revolving credit facility	100.0	100.0
Term Loan facility	314.7	314.7
7 1/2% senior notes due 2009(3)	200.0	—
8.0% senior notes due 2015	275.0	275.0
New senior notes offered hereby	—	175.0
Capital lease obligations	12.3	12.3
Other debt obligations(4)	0.9	29.9
Tex-Mex (5)
Tex Mex RRIF loan	47.0	47.0
KCSM (6)
Revolving credit facility	—	—
Term loan facility	30.0	30.0
9 3/8% senior notes due 2012	460.0	460.0
7 5/8% senior notes due 2013	175.0	175.0
7 3/8% senior notes due 2014	165.0	165.0
5.737% Loan Agreement	70.3	70.3
6.195% Loan Agreement	52.2	52.2
Capital lease obligations	7.1	7.1

Total debt	1,909.7	1,913.7
Total stockholders’ equity	1,876.1	1,876.1

Total capitalization	$3,785.8	$3,789.8

(1)	Parent of KCSR and guarantor of the notes
(2)	Issuer of the notes
(3)	Reflects the repurchase of the 7 1/2% Senior Notes due 2009 with proceeds from the sale of the notes along with other borrowings
(4)	Includes $0.5 million of senior secured indebtedness of a note guarantor other than KCS
(5)	Subsidiary of the Parent and Restricted Subsidiary under the Indenture
(6)	Unrestricted Subsidiary as defined under the Indenture

DESCRIPTION OF THE NOTES

Definitions of certain terms used in this Description of the Notes may be found under the heading “Certain Definitions.” For purposes of this section (i) the term “Issuer” refers only to The Kansas City Southern Railway Company and not any of its subsidiaries, and (ii) the term “Parent” refers only to Kansas City Southern, the parent company of the Issuer, and not to any of its subsidiaries. The Parent and certain of its existing subsidiaries will guarantee the notes. Each company that guarantees the notes is referred to in this section as a “Note Guarantor.” Each such guarantee is termed a “Note Guarantee.”

We will issue the notes under an indenture to be dated as of the Closing Date (the “Indenture”), among the Issuer, the Note Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), a copy of which is available upon request to the Issuer. The Indenture contains provisions which define your rights under the notes. In addition, the Indenture governs the obligations of the Issuer and of each Note Guarantor under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

The Indenture provides for the issuance of additional notes, in an unlimited amount, having identical terms and conditions to the notes offered hereby (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture and applicable law. Any Additional Notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered hereby. For purposes of this “Description of the Notes” section, reference to the notes does not include Additional Notes.

Overview of the Notes and the Note Guarantees

The notes:

•	will be general unsecured obligations of the Issuer;

•	will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer;

•	will be senior in right of payment to all future Subordinated Obligations of the Issuer;

•	will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

•	will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Parent (other than the Issuer) that is not a Note Guarantor.

The Note Guarantees:

The notes will be guaranteed by the Parent and certain of its existing subsidiaries. The Note Guarantors other than the Parent are:

•	Gateway Eastern Railway Company;

•	PABTEX GP, LLC;

•	PABTEX I, L.P.;

•	SIS Bulk Holding, Inc.;

•	Southern Development Company;

•	Southern Industrial Services, Inc.; and

•	Trans-Serve, Inc.

The Note Guarantee of each Note Guarantor:

•	will be a general unsecured obligation of such Note Guarantor;

•	will rank equally in right of payment with all existing and future Senior Indebtedness of such Note Guarantor;

•	will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor; and

•	will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

Initially, the notes will not be guaranteed by KCS Holdings I, Inc., KCS Ventures I, Inc., The Kansas City Northern Railway Company, and Veals, Inc., each of which guarantees the Credit Agreement, and any Subsidiaries of the Parent that do not Guarantee the Credit Agreement. As of the closing of this Offering, the only significant, domestic Subsidiaries that do not Guarantee the Credit Agreement are Caymex Transportation, Inc. (and its subsidiaries), Kara Sub, Inc., KCS Investment I, Ltd., Meridian Speedway, LLC, Mexrail, Inc., The Texas Mexican Railway Company, and TransFin Insurance, Ltd. Caymex Transportation, Inc., Kara Sub, Inc., and KCS Investment I, Ltd. are holding companies with ownership interests, both direct and indirect, in KCSM and the Panama Canal Railway Company. Meridian Speedway, LLC owns our former rail line between Meridian, Mississippi and Shreveport, Louisiana. Mexrail, Inc. is a holding company for the Parent’s ownership interest in The Texas Mexican Railway Company, which operates a 157-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas. TransFin Insurance, Ltd. is a single-purpose captive insurance company, providing property, general liability and certain other coverages to the Parent and its Subsidiaries and Affiliates.

KCSM and its Subsidiaries will be Unrestricted Subsidiaries, will not guarantee the notes, and will not be subject to certain of the covenants described herein.

The Parent, each of the Restricted Subsidiaries that are Note Guarantors and certain future subsidiaries of the Parent (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors will agree to pay in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

After the Closing Date, the Parent will cause:

(i) at any time that the Credit Agreement is in effect, each Subsidiary of the Parent (other than the Issuer, KCS Holdings I, Inc., KCS Ventures I, Inc., The Kansas City Northern Railway Company, and Veals, Inc.) that enters into a Guarantee of any Indebtedness that may be Incurred under the Credit Agreement; and

(ii) at any time that the Credit Agreement is not in effect, each domestic Restricted Subsidiary of the Parent (other than the Issuer, KCS Holdings I, Inc., KCS Ventures I, Inc., The Kansas City Northern Railway Company, and Veals, Inc.) that enters into a Guarantee of any other obligations of the Parent or any of its domestic Subsidiaries, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns. Notwithstanding the foregoing, the Note Guarantee of any Restricted Subsidiary which is a Note Guarantor will be released and terminated (1) upon the sale (including by means of a merger) of all of the Capital Stock of such Note Guarantor made in compliance with the terms of the Indenture and (2) upon any release and termination of the Guarantee by such Note Guarantor of the Indebtedness outstanding under the Credit Agreement (other than by reason of repayment and satisfaction of all of the Indebtedness outstanding under the Credit Agreement) or any other obligations pursuant to clause (ii) in the immediately preceding paragraph.

As of and for the nine months ended September 30, 2008, after giving effect to this offering and the application of the proceeds thereof, the Subsidiaries of the Parent, other than the Issuer and those Subsidiaries that are Note Guarantors, would have had approximately $1,565.5 million of total liabilities (including Trade Payables), would have had approximately 73.5% of the Parent’s Consolidated assets and would have generated approximately 51.6% and 59.7%, respectively, of the Parent’s Consolidated revenues and operating income. For the year ended December 31, 2007, after giving effect to this offering and the application of the proceeds thereof, such Subsidiaries would have generated approximately 53.3% and 66.6%, respectively, of the Parent’s Consolidated revenues and operating income.

Principal, Maturity and Interest

We will initially issue notes in an aggregate principal amount of $175.0 million. The notes will mature on December 15, 2013. We will issue the notes in fully registered form, without coupons in denominations of $1,000 and any integral multiple of $1,000.

Each note we issue will bear interest at a rate of     % per annum from the Closing Date. We will pay interest semiannually on June 15 and December 15 of each year, beginning on June 15, 2009, to Holders of record at the close of business on the preceding December 1 or June 1, respectively.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the corporate trust office is Corporate Trust Services, 180 East Fifth Street, St. Paul, Minnesota 55101, Attn: Corporate Trust Administration. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

The notes will be redeemable, at our option, in whole at any time or in part from time to time, before December 15, 2011, at a redemption price equal to the greater of:

•	101% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including the portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third business day preceding the redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date, plus .50%.

“Comparable Treasury Issue” means the United States Treasury security selected by our choice of Morgan Stanley & Co. Incorporated or Banc of America Securities LLC, and its successors, or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, another Reference Treasury Dealer, as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, and their respective successors, and three other primary U.S. government securities dealers in New York City selected by us (each, a “Primary Treasury Dealer”); provided however, that if any of the foregoing shall cease to be a Primary Treasury Dealer or is no longer quoting prices for United States Treasury securities, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding the redemption date.

The notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after December 15, 2011, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on December 1 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption (subject to the right of Holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of redemption):

Year	Percentage

2011		%
2012		%

In addition, at any time prior to December 15, 2010, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings (1) by the Issuer or (2) by the Parent to the extent the Net Cash Proceeds thereof are contributed to the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from the Issuer, at a redemption price equal to     % of the principal amount thereof, plus accrued and unpaid interest, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

(2) any such redemption must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Selection

If we partially redeem notes, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the notes to be redeemed.

Ranking

The notes will be unsecured Senior Indebtedness of the Issuer, will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer and will be senior in right of payment to all future Subordinated Obligations of the Issuer. The notes also will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries (including the Issuer) to the extent of the value of the assets securing such Secured Indebtedness.

The Note Guarantees will be unsecured Senior Indebtedness of the applicable Note Guarantor, will rank equally in right of payment with all existing and future Senior Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

The Parent currently conducts all of its operations through its Subsidiaries, and the Issuer currently conducts a portion of its operations through its Subsidiaries. To the extent the Subsidiaries of the Parent (other than the Issuer) are not Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Parent (other than the Issuer) that are not Note Guarantors.

In addition, creditors of any Unrestricted Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Unrestricted Subsidiaries generally will have priority with respect to the assets and earnings of such Unrestricted Subsidiaries over the claims of the Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors and preferred stockholders, if any, of Unrestricted Subsidiaries.

After giving effect to this offering and application of the net proceeds therefrom in the manner described under the heading “Use of Proceeds,” as of September 30, 2008, there would have been outstanding:

(1) $877.4 million of Senior Indebtedness of the Issuer, of which $427.4 million would have been Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

(2) $0.2 million of Senior Indebtedness of the Parent (exclusive of guarantees of Indebtedness under the Credit Agreement);

(3) $0.5 million of Senior Indebtedness of Note Guarantors other than the Parent (exclusive of guarantees of Indebtedness under the Credit Agreement), all of which would have been Secured Indebtedness;

(4) $1,006.6 million of Senior Indebtedness of Subsidiaries of the Parent (other than the Issuer) that are not Note Guarantors (and Trade Payables and other liabilities of $558.9 million); and

(5) $29.0 million of unsecured debt that is subordinate or junior in right of payment to the notes or the Note Guarantees.

Although the Indenture will limit the Incurrence of Indebtedness by the Parent, the Issuer and the other Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and does not limit any Unrestricted Subsidiaries from Incurring Indebtedness or issuing Preferred Stock. The Parent and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness and may be Secured Indebtedness. See “— Certain Covenants — Limitation on Indebtedness” below.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase:

(1) at any time, less than 75% of the members of the board of directors of the Parent shall be (A) individuals who are members of such board on the date of this prospectus supplement or (B) individuals whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least 75% of the members of the board of directors of the Parent then still in office who are members of such board on the date of this prospectus supplement (or whose election or nomination has been approved as provided in this clause (B));

(2) at any time, any person, or any two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Voting Stock of the Parent, shall become, according to public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities of the Parent representing 30% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Parent’s then outstanding Voting Stock;

(3) any Person other than the Parent shall acquire ownership, directly or indirectly, beneficially or of record of more than 30% of the Voting Stock of the Issuer; or

(4) the merger or consolidation of the Parent or the Issuer with or into another Person or the merger of another Person with or into the Parent or the Issuer, or the sale of all or substantially all the assets of the Parent or the Issuer to another Person, and, in the case of any such merger or consolidation, the securities of the Parent or the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Parent or the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase;

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuer and the Underwriters. The Issuer and the Parent have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer or the Parent could decide to do so in the future. Subject to the limitations discussed below, the Issuer or the Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under

“Certain Covenants — Limitation on Indebtedness,” “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

Certain Covenants

The Indenture will contain covenants including, among others, those described below.

Covenant Termination.  From and after any time that

(a) the notes have an Investment Grade Rating from both of the Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Parent and the Restricted Subsidiaries will not be subject to the following covenants:

•	“— Limitation on Indebtedness,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“— Limitation on Sales of Assets and Capital Stock,”

•	“— Limitation on Transactions with Affiliates,”

•	“— Limitation on Sale/Leaseback Transactions,” and

•	clause (3) of the “Merger and Consolidation” covenant.

Limitation on Indebtedness.  (a) The Parent will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Parent, the Issuer, or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.0:1.

(b) Notwithstanding the foregoing paragraph (a), the Parent, the Issuer and the Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed $500 million, less the aggregate amount of all prepayments of principal from the proceeds of Asset Dispositions applied to permanently reduce any such Indebtedness;

(2) Indebtedness of the Parent owed to and held by any Wholly Owned Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Parent or any Wholly Owned Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Parent or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, and (B) if the Issuer or a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Wholly Owned Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Note Guarantor with respect to its Note Guarantee;

(3) Indebtedness (A) represented by the notes and the Note Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a), and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Parent); provided, however, that on the date that such Restricted Subsidiary is acquired by the Parent, the Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4), and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Parent and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements entered into for bona fide hedging purposes in the ordinary course of business;

(6) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $300 million, or (B) 10% of Consolidated Net Tangible Assets, such percentage to be calculated after giving effect to the proposed Purchase Money Indebtedness or Capitalized Lease Obligation and the related asset acquired or retained on a pro forma basis;

(7) Attributable Debt in respect of Sale/Leaseback Transactions after the Closing Date in an aggregate principal amount not to exceed $100 million;

(8) Indebtedness of the Parent or the Issuer owed to an Unrestricted Subsidiary consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (6) above; provided, however, that any such Refinancing Indebtedness shall be included in computing the maximum amount of Indebtedness permitted under such clause; or

(9) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $100 million.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Parent, in its sole discretion, may classify and from time to time reclassify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses as so classified or reclassified.

Limitation on Restricted Payments.  (a) The Parent will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Parent, or any Subsidiary of the Parent) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary has holders of its Capital Stock other than the Parent or other Restricted Subsidiaries, to such other holders on a pro rata basis),

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any Restricted Subsidiary held by Persons other than the Parent or a Restricted Subsidiary,

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

(4) make any Investment (other than a Permitted Investment) in any Person,

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a “Restricted Payment”) if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) after giving effect to the proposed Restricted Payment on a pro forma basis, the Parent could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness;” or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2008 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial information is publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) the aggregate Net Cash Proceeds received by the Parent or the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock or in respect of Excluded Contributions) subsequent to the Closing Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Parent or (y) an employee stock ownership plan or other trust established by the Parent or any of its Restricted Subsidiaries);

(iii) the amount by which Indebtedness of the Parent or the Restricted Subsidiaries is reduced on the Parent’s Consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Parent) subsequent to the Closing Date of any Indebtedness of the Parent or the Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent (less the amount of any cash or the Fair Market Value of other property distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange);

(iv) the amount equal to the net reduction in Investments (other than Permitted Investments) resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Parent or any Restricted Subsidiary in respect of such Investments or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments;

(v) 100% of any cash dividends and other cash distributions received by the Parent, the Issuer and any Restricted Subsidiary from an Unrestricted Subsidiary subsequent to March 31, 2008, to the extent not included in Consolidated Net Income pursuant to clause (C)(i) above or taken into account pursuant to clause (C)(iv) above; and

(vi) $300 million.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any purchase, repurchase, redemption, retirement or other acquisition for value of any Subordinated Obligations, or any Capital Stock of the Parent, made by exchange for, or out of the proceeds of the substantially concurrent sale or issuance of, Capital Stock of the Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Parent or an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries); provided, however, that:

(A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations that are permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3) any prepayment, repayment, any purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Capital Stock”; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

(5) (A) dividends paid by the Parent with respect to outstanding shares of its Preferred Stock outstanding on the Closing Date in amounts each year which do not exceed $20.0 million; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments; and (B) dividends payable on Disqualified Stock Incurred in accordance with the terms of the Indenture and which are included as interest expense in the calculation of Consolidated Interest Expense; provided, however, that such dividends will be excluded in the calculation of the amount of Restricted Payments;

(6) Investments that are made with Excluded Contributions; provided, however, that such Investments will be excluded in the calculation of the amount of Restricted Payments; or

(7) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of or options to purchase shares of, common stock of the Parent or any of its Subsidiaries from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value as of any date shall not exceed the amount obtained by multiplying the number of 12 month periods from and after the Closing Date by $10 million (with a proration for any period of less than 12 months); and provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments.

Any amount referred to in this “Limitation on Restricted Payments” covenant which is not cash shall be valued in good faith by a responsible financial or accounting officer of the Issuer or the Parent if less than $25 million and by the Board of Directors if $25 million or more.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent or any Restricted Subsidiary;

(2) make any loans or advances to the Parent or any Restricted Subsidiary; or

(3) transfer any of its property or assets to the Parent or any Restricted Subsidiary,

except:

(A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Parent or another Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Parent) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; and

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Capital Stock.  (a) The Parent will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Parent or any Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Parent or any Restricted Subsidiary is in the form of cash; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent (or any Restricted Subsidiary)

(A) first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness outstanding under the Credit Agreement within 360 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Parent or any Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary) within 360 days from the later of such Asset Disposition or the receipt of such Net Available Cash;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Parent or the Issuer elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Indebtedness of the Parent, the Issuer or any Note Guarantor; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Parent and Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $50 million.

For the purpose of this covenant, the following are deemed to be cash:

•	the assumption of Indebtedness of the Parent or any Restricted Subsidiary (other than any Preferred Stock, including Disqualified Stock, constituting Indebtedness) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and

•	securities received by the Parent or any Restricted Subsidiary from the transferee that are promptly converted by the Parent or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Parent or the Issuer will be required (i) to purchase notes tendered pursuant to an offer by the Issuer for the notes (the “Offer”) at a purchase price equal to 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture and (ii) to purchase other Senior Indebtedness of the Parent, the Issuer or any Note Guarantor on the terms and to the extent contemplated thereby (provided that in no event shall the Parent or the Issuer offer to purchase such other Senior Indebtedness at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). If the aggregate purchase price of notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Indebtedness), the Parent or the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Parent and the Issuer will not be required to make an Offer for notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $25 million in the aggregate for all Asset Dispositions after the Closing Date.

(c) The Parent and the Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Parent and the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.  (a) The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions with any Affiliate of the Parent, including the Incurrence of Indebtedness by the Parent or any Restricted Subsidiary owing to any such Affiliate which is permitted to be Incurred pursuant to the covenant described under “Limitation on Indebtedness” (a “Borrowing from an Affiliate”), and including the purchase, sale, lease or exchange of any property or the rendering of any service (together with a Borrowing from an Affiliate, an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate, as determined by a responsible financial or accounting Officer of the Parent,

(2) that, in the event such Affiliate Transaction other than a Borrowing from an Affiliate involves an aggregate amount in excess of $25 million, or in the event a Borrowing from an Affiliate involves an aggregate amount in excess of $100 million,

(A) are set forth in writing, and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction, and

(3) that, in the event such Affiliate Transaction other than a Borrowing from an Affiliate involves an amount in excess of $100 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Parent and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “Limitation on Restricted Payments”,

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

(3) the grant of stock options or similar rights to employees and directors of the Parent pursuant to plans approved by the Board of Directors,

(4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Parent, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time,

(5) Stock Purchase Loans, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time,

(6) the payment of reasonable fees to directors of the Parent and its Subsidiaries who are not employees of the Parent or its Subsidiaries,

(7) any transaction between the Parent and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries;

(8) Permitted Property Swaps; or

(9) any lease of locomotives or rolling stock, and any transaction relating to the provision of transportation or transportation-related services, between the Issuer or any Restricted Subsidiaries on the one hand and KCSM or any of its Affiliates on the other hand, if such lease or transaction meets the requirements of clause (1) of paragraph (a) above, as determined in good faith by a responsible financial or accounting officer of the Parent.

Limitation on Liens.  The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Parent and any Restricted Subsidiary may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed the greater of $100 million or 5% of Consolidated Net Tangible Assets, as determined based on the Consolidated balance sheet of the Parent as of the end of the most recent fiscal quarter prior to such Incurrence for which financial information is publicly available.

Limitation on Sale/Leaseback Transactions.  The Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Parent or such Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/ Leaseback Transaction pursuant to the covenant described under “Limitation on Indebtedness”;

(2) the net proceeds received by the Parent or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property, and

(3) the transfer of such property is permitted by, and the Parent applies the proceeds of such transaction in compliance with, the covenant described under “Limitation on Sale of Assets and Capital Stock.”

SEC Reports

SEC Reports.  At all times from and after the Closing Date, whether or not the Parent is then required to file reports with the Commission, for so long as any notes are outstanding, the Parent shall file with the Commission all such reports and other information when and as the Parent would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if the Parent were subject thereto, unless the Commission does not permit such filings, in which case the Parent shall provide such reports and other information to the Trustee (within the same time periods that would be applicable if the Parent were required and permitted to file reports with the Commission) and instruct the Trustee to mail such reports and other information to Holders at their addresses set forth on the notes Register. The Parent shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. Notwithstanding the foregoing, as long as the Parent is subject to informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission, the Trustee and each Holder shall be deemed to have been supplied the foregoing reports and forms at the time such Trustee or Holder may electronically access such reports and forms by means of the Commission’s homepage on the internet or at the Parent’s homepage on the internet.

Merger and Consolidation

Neither the Issuer nor any Note Guarantor will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (or in the case of a Note Guarantor, a corporation, partnership or limited liability company organized and existing under the laws of the jurisdiction under which such Note Guarantor was organized) and the Successor Company (if not the Issuer or a Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer or such Note Guarantor, as the case may be, under the notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, the Parent or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, the Parent or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Parent (or the Successor Company to the Parent, as applicable) would be able to incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Limitation on Indebtedness;”

(4) the Parent shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(5) the Parent shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of the Issuer or Note Guarantor, as the case may be, under, the Indenture, but the predecessor in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor;

(B) any Restricted Subsidiary that is not a Note Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary that is not a Note Guarantor; and

(C) the Parent or the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Parent or the Issuer, as the case may be, in another jurisdiction to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest on any note continued for 30 days after the due date thereof;

(2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure by the Parent or any Restricted Subsidiary to comply with its obligations under the covenant described under “Merger and Consolidation” or “Change of Control” above,

(4) the failure by the Parent or any Restricted Subsidiary to comply for 60 days after notice with its other covenants contained in the notes or the Indenture (in each case, other than a failure to purchase notes);

(5) the failure by the Parent or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration;

(6) certain events of bankruptcy, insolvency or reorganization of the Parent, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7) the rendering of any final judgment or decree for the payment of money in excess of $50.0 million (or its foreign currency equivalent, (after deducting any amount of the final judgment or decree that may be covered under any insurance policies of the Parent or Subsidiary) against the Parent or a Significant Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor or

(B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”), provided a stay of enforcement of such final judgment or order by reason of a pending appeal or otherwise shall not be in effect at the end of such 60 day period; or

(8) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms hereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor’s obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by the operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) or (8) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuer and the Trustee of the default and the Issuer or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4) or (8) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Parent or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Issuer, may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or our Significant Subsidiary or waived by the holders of the Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Parent or the Issuer occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its reasonable discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee security or indemnity satisfactory to it in its reasonable discretion against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or extend the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional Redemption” above,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, or

(8) modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Issuer or a Note Guarantor under the Indenture,

•	add additional Guarantees with respect to the notes,

•	secure the notes,

•	add to the covenants of the Parent and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Parent or the Issuer,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture, or

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption of notes. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Defeasance

The Parent and the Issuer may at any time terminate all their obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, the Parent and the Issuer may at any time terminate:

(1) their obligations under the covenants described under “Certain Covenants,” and, in respect of future guarantors, described in the third to last paragraph under “Overview of the Notes and the Note Guarantees,”

(2) the operation of the cross acceleration provision, the bankruptcy provisions and the judgment default provision described under “Defaults” above, in each case, with respect only to Significant Subsidiaries; and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

In the event that the Parent and the Issuer exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Parent and the Issuer may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Parent and the Issuer exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Parent and the Issuer exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4); clauses (5), (6) and (7) (with respect only to Significant Subsidiaries); or clause (8) under “Defaults” above or because of the failure of the Issuer to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Parent and the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Indenture and has been appointed by the Parent as Registrar and Paying Agent with regard to the notes.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Book-Entry; Delivery and Form

The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Securities”). So long as DTC or its nominee is the registered owner of the certificates representing the notes, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the beneficial owners of the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the Indenture, and the certificates representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the Indenture. The laws of some jurisdictions require that certain purchases of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interest in the certificates representing the notes.

The certificates representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•	DTC notifies us (or we become aware) that it is unwilling or unable to continue as depositary for the notes and a successor depositary is not appointed by us within 90 days;

•	DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	There shall have occurred and be continuing an Event of Default under the Indenture and the outstanding notes shall have become due and payable pursuant to the Indenture and the Trustee has requested that certificated notes be issued; or

•	We have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the Global Securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the notes as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-

entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by the Global Securities (“Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities representing the Notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Securities representing the notes will not receive certified notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

•	Principal, premium, if any, and interest payments on the Global Securities representing the notes will be made to DTC. DTC’s practices is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts for customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to be Beneficial Owners is the responsibility of direct participants and indirect participants.

•	DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Parent or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or another Restricted Subsidiary; or

(3) additional Capital Stock of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Parent or any Restricted Subsidiary or

(3) any other assets of the Parent or any Restricted Subsidiary outside of the ordinary course of business of the Parent or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

(B) for purposes of the provisions described under “Certain Covenants- Limitation on Sales of Assets and Capital Stock” only, a disposition subject to the covenant described under “Certain Covenants — Limitation on Restricted Payments”,

(C) a disposition of assets with a Fair Market Value of less than $5 million,

(D) any exchange of like property pursuant to Section 1031 of the Code for use in a Permitted Business,

(E) Permitted Property Swaps, and

(F) sales or dispositions of obsolete locomotives, rolling stock and other equipment.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of the Board of Directors of the Parent.

“Business Day” means each day other than a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Closing Date” means the date the notes are originally issued under the Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial information is publicly available to

(2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(A) if the Parent or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period (other than Indebtedness under a revolving credit facility) that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

(B) if the Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness under a revolving credit facility) since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Parent or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

(C) if since the beginning of such period the Parent or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(D) if since the beginning of such period the Parent or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

(E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Parent or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Parent and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness during such period).

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Parent and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

(1) all intercompany items between the Parent and any Restricted Subsidiary and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Parent and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

(2) amortization of debt discount,

(3) capitalized interest,

(4) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(5) interest accruing on any Indebtedness of any other Person to the extent such indebtedness is Guaranteed by the Parent or any Restricted Subsidiary,

(6) net costs or benefit associated with Interest Rate Agreements, and

(7) dividends in respect of all Disqualified Stock of the Parent or the Issuer and all Preferred Stock of any of the Restricted Subsidiaries of the Parent (other than the Issuer), to the extent held by Persons other than the Parent or a Wholly Owned Restricted Subsidiary;

provided, however, that Consolidated Interest Expense shall exclude (i) the interest expense of any Restricted Subsidiary in the same proportion as the net income of that Restricted Subsidiary is excluded from Consolidated Net Income, and (ii) any amounts related to amortization of costs associated with issuance of Indebtedness.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Parent) if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause (3) below and to the extent not already included, (A) the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (2) below), and (B) the amounts so included shall be decreased by the amount of the Parent or such Restricted Subsidiary’s equity in a net loss of any such Person for such period to the extent the Parent or Restricted Subsidiary has funded such loss;

(2) any net income of any Restricted Subsidiary that is not a Note Guarantor other than the Issuer, if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, except that subject to the limitations contained in clause (3) below, the Parent’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could be distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any gain or loss realized upon the sale or other disposition of any asset of the Parent or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss; and

(5) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(C)(iv) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a Consolidated balance sheet of the Parent and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in Consolidated Subsidiaries held by Persons other than the Parent or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired;

(3) any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(6) Investments in and assets of Unrestricted Subsidiaries.

“Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Parent in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means the Credit Agreement dated as of April 28, 2006, among the Parent, the Issuer, the subsidiary guarantors named therein, the lenders party thereto, and The Bank of Nova Scotia, as Administrative

Agent and Collateral Agent, as amended by amendment No. 1 thereto dated as of May 31, 2007 and as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Limitation on Sale of Assets and Capital Stock.”

“EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) income tax expense of the Parent and its Consolidated Restricted Subsidiaries,

(2) Consolidated Interest Expense,

(3) depreciation expense of the Parent and its Consolidated Restricted Subsidiaries,

(4) amortization expense of the Parent and its Consolidated Restricted Subsidiaries,

(5) any fees and expenses, or any amortization or write-off thereof, incurred in connection with any acquisition, investment, asset disposition, issuance or repayment, defeasance or discharge of debt, issuance of equity securities, refinancing transaction (including the termination of existing Interest Rate Agreements in connection therewith) or amendment or other modification of any debt instrument; and any charges incurred a result of any such transaction.

Notwithstanding the foregoing, if any part of the net income of any Restricted Subsidiary was required to be excluded from the calculation of Consolidated Net Income, the items referred to in the foregoing clauses (1) through (5) in respect of such Restricted Subsidiary shall be included in EBITDA in the same proportion as the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Equity Offering” means an underwritten primary public offering of common stock of the Parent or the Issuer pursuant to an effective registration statement under the Securities Act or a bona fide private placement of the common stock of the Parent or the Issuer on arm’s-length terms to unaffiliated third parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means Net Cash Proceeds received by the Parent or the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Parent or (y) an employee stock ownership plan or other trust established by the

Parent or any of its Restricted Subsidiaries), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on the date such Capital Stock is issued or sold which are excluded from the calculation set forth in clause (a)(C) under “— Certain Covenants — Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entities as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statements conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Interest Rate Agreements of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in each case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments:”

(1) (A) in the case of a Restricted Subsidiary being designated an Unrestricted Subsidiary, “Investment” shall include the portion of the Fair Market Value of such Subsidiary’s net assets which is proportionate to the Parent’s equity interests in such Subsidiary, and (B) in the case of an Unrestricted Subsidiary being designated a Restricted Subsidiary, “Investment” shall include the lesser of (i) the Parent’s Investment in such Subsidiary at the time of such designation, and (ii) the portion of the Fair Market Value of such Subsidiary’s net assets which is proportionate to the Parent’s equity interest in such Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc.

“KCSM” means Kansas City Southern de Mexico, S. A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fee, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Person pursuant to the terms of the Indenture.

“Note Guarantor” means any Person that has issued a Note Guarantee.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Parent or the Issuer. “Officer” of a Note Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent, the Issuer, a Note Guarantor or the Trustee.

“Permitted Business” means any business engaged in by the Parent or any Restricted Subsidiary on the Closing Date or such date as any Person becomes a Restricted Subsidiary, and any business related, ancillary or complementary thereto.

“Permitted Investment” means an Investment by the Parent or any Restricted Subsidiary in:

(1) the Parent, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Permitted Business;

(3) Temporary Cash Investments;

(4) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Parent or such Restricted Subsidiary and not exceeding $5 million in the aggregate outstanding at any one time;

(7) Stock Purchase Loans not exceeding $3 million in the aggregate outstanding at any one time;

(8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

(9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants — Limitation on Sale of Assets and Capital Stock”;

(10) The Panama Canal Railway Company; provided, however, that the aggregate amount of all such Investments in Panama Canal Railway Company made after the Closing Date and at any time outstanding shall not exceed $15 million;

(11) any company that is engaged in the same line of business as the Issuer or a related line of business in the form of Guarantees for the benefit of, or capital contributions or loans to, or sale/leaseback transactions with, such company; provided, however, that the aggregate amount of such capital contributions, loans and guaranteed Indebtedness and sale/leaseback transactions made after the Closing Date and at any time outstanding shall not exceed $25 million;

(12) Southern Capital LLC or a similar joint venture; provided, however, that the aggregate amount of all such Investments in Southern Capital LLC or other joint venture made after the Closing Date and at any time outstanding shall not exceed $50 million, not more than $10 million of which shall be for purposes other than rehabilitation of locomotives and rolling stock;

(13) Permitted Property Swaps; or

(14) KCSM and its Subsidiaries; provided, however, that the aggregate amount of all such Investments in KCSM and its Subsidiaries made after the Closing Date shall not exceed $50 million.

“Permitted Liens” means, with respect to any Person:

(1) (A) Liens to secure Indebtedness permitted pursuant to clauses (b)(1) and (b)(6) of the covenant described under “Certain Covenants — Limitation on Indebtedness),” and (B) Liens to secure Indebtedness (other than Indebtedness described in clause (b)(2) of such covenant) such that the maximum principal amount of such Indebtedness, as of any date, after giving effect to the Incurrence of such Indebtedness and application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio to be greater than 3.0 to 1.0;

(2) Liens for taxes, assessments or governmental charges or levies on such Person’s property if the same shall not at the time be delinquent or thereafter can buy without penalty or are being contested in good faith and by appropriate proceedings;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations (A) which are being contested in good faith by appropriate proceedings or (B) for which such Person or any of its Subsidiaries, as applicable, has posted a bond supported only by cash;

(4) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, laws providing for old age pensions or other social security or retirement benefits, or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each cash Incurred in the ordinary course of business;

(5) utility easements, building restrictions and such other encumbrances or charges against real property and defects and irregularities in the title thereto or facts an accurate survey of the property would show and landlords’ and lessors’ liens under leases to which such Person or any of its Subsidiaries is a party, none of which in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of the business of such Person or its Subsidiaries;

(6) Liens existing on the Closing Date;

(7) any Lien on any property or asset prior to the acquisition thereof by such Person or any of its Subsidiaries or existing on any property or asset of any other Person that becomes a Subsidiary of such Person after the Closing Date prior to the time such other Person becomes a Subsidiary of such Person; provided, however, that (A) such Lien is not created, Incurred or assumed in contemplation of or in connection with such acquisition or such other Person becoming a Subsidiary of such Person, as the case may be, (B) such Lien shall not apply to any other property or assets of such Person or its Subsidiaries and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such other Person becomes a Subsidiary of such Person, as the case may be;

(8) Liens on fixed or capital assets acquired, constructed or improved by such Person or any of its Subsidiaries; provided, however, that (A) such Liens secure Indebtedness permitted pursuant to clause (b)(6) of the covenant described under “Certain Covenants — Limitation on Indebtedness,” (B) such Liens and the Indebtedness secured thereby are Incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of such Person or any of its Subsidiaries;

(9) judgment Liens in respect of judgments that do not constitute an Event of Default pursuant to clause (7) under “Defaults;”

(10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Restricted Subsidiary of such Person;

(11) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business;

(12) Liens securing obligations under Interest Rate Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such obligations;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (6), (7) and (8); provided, however, that

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property), and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of Indebtedness secured by Liens described under clauses (1), (6), (7) or (8) at the time the original Lien became a Permitted Lien under the Indenture, and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings; and

(14) Liens to secure Indebtedness permitted under the Indenture Incurred to fund or refinance the reconstruction of the line between Victoria and Rosenberg, Texas, so long as the amount of outstanding Indebtedness secured by Liens pursuant to this clause (14) does not exceed $150 million.

“Permitted Property Swap” means a swap of locomotives, rolling stock, track materials or real property (including any fixtures or improvements thereon) where the Fair Market Value of the locomotives, rolling stock, track materials, real property (including any fixtures or improvements thereon) or other consideration received is at least equal to the Fair Market Value of the locomotives, rolling stock, track materials, real property (including any fixtures or improvements thereon) or other consideration transferred, in each case, as such Fair Market Value is determined in good faith by a responsible financial or accounting Officer of the Parent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2) Incurred to finance the acquisition by the Parent or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Parent or such Restricted Subsidiary of such asset.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., or if either of the foregoing shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Parent or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Parent that Refinances Refinancing Indebtedness) including any premiums, accrued interest, fees and expenses related to such refinancing replacement, renewal repayment or extension; provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of the Indebtedness being Refinanced and (B) the first anniversary of the Stated Maturity of the notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being

Refinanced plus any premiums, accrued interest, fees and expenses related to such refinancing, replacement, renewal, repayment or extension, and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor and that Refinances Indebtedness of the Issuer or

(B) Indebtedness of the Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Subsidiary” means the Issuer and any other Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement entered into after the Closing Date relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between the Parent and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries. Notwithstanding the preceding sentence, any such arrangement that would otherwise be included in this definition of a Sale/Leaseback Transaction that is concluded within 180 days following the date of the acquisition of the property being transferred shall not be considered a Sale/Leaseback Transaction.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio”, as of any date of determination, means the ratio of (i) any Indebtedness secured by a Lien to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to such date for which financial information is publicly available.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” of the Issuer or any Note Guarantor means the principal of, premium (if any), and fees and other amounts owing in respect of, the Credit Agreement and all other Indebtedness of the Issuer or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the notes or such Note Guarantor’s Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Issuer or any Note Guarantor shall not include:

(1) any obligation of the Issuer to the Parent or any other Subsidiary of the Parent or any obligation of such Note Guarantor to the Parent or any other Subsidiary of the Parent;

(2) any liability for federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof), that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Subordinated Obligations of the Issuer or such Note Guarantor, as applicable;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary other than the Issuer that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Loans” means loans or advances made by the Parent or any Restricted Subsidiary in the ordinary course of business to employees for the purpose of purchasing restricted shares of common stock of the Parent.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Obligation” of a Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or membership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”), and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

“TIA” means the Trust Indenture Act of 1938 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Closing Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the indenture.

“Unrestricted Subsidiary” means KCSM and each of its Subsidiaries and:

(1) any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary of the Parent but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any other Subsidiary of the Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total assets consolidated with those of its subsidiaries in accordance with GAAP consistently applied of $1,000 or less or

(B) if such Subsidiary has assets consolidated with those of its subsidiaries in accordance with GAAP consistently applied greater than $1,000, then such designation would be permitted under the covenant entitled “Limitation on Restricted Payments.”

The Board of Directors may designate KCSM or any other Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Parent could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant designated under “— Certain Covenants — Limitation on Indebtedness” and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership or membership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of the Parent, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Parent of another Wholly Owned Restricted Subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT THE FOLLOWING DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT. SUCH DISCUSSION OF TAX ISSUES WAS NOT INTENDED TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE. EACH PROSPECTIVE PURCHASER OF NOTES SHOULD CONSULT ITS OWN INDEPENDENT TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

General

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial investors. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the I.R.S., and we cannot assure you that the I.R.S. will agree with such statements.

Except as otherwise provided, this summary is limited to initial investors who purchase notes for cash at the initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of the notes is sold) pursuant to this offering and who hold the notes as capital assets (generally for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk-reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders,” below. You are a “U.S. Holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more “United States persons” (as defined in the Code) or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Stated interest on the notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions or pursuant to the optional redemption provisions as part of the yield to maturity of the note. If we pay a premium pursuant to the change of control provisions or pursuant to the optional redemption provisions, U.S. Holders will be required to recognize such amounts as income at such time.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains, which rate are scheduled to increase on January 1, 2011. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless the U.S. Holder is an exempt recipient. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the I.R.S. that payments to the U.S. Holder are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the U.S. Holder furnishes the required information to the I.R.S. on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will generally apply to you if you are a Non-U.S. Holder of notes. The term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, estate or trust that is not a U.S. Holder. If you are a Non-U.S. Holder, we encourage you to consult your tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest

The 30% U.S. federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment of interest to a Non-U.S. Holder of interest on a note provided that:

•	the Non-U.S. Holder does not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of our voting stock, within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or indirectly through ownership of our stock; and

•	either (a) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an I.R.S. Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on a Non-U.S. Holder’s behalf and certifies, under penalties of perjury, either that it has received an I.R.S. Form W-8BEN from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the holder’s foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) I.R.S. Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) I.R.S. Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, the interest is attributable to a U.S. permanent establishment), the Non-U.S. Holder will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States (and, if an income tax treaty applies, are attributable to its U.S. permanent establishment).

Disposition of Notes

Any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Information Reporting and Backup Withholding

In general, we must report to the I.R.S. and to each Non-U.S. Holder the amount of interest on the notes paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding may apply to certain payments of principal, premium (if any) and interest on the notes to Non-U.S. Holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “— Payments of Interest” is generally effective to establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the I.R.S. on a timely basis.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own independent tax advisors concerning the tax consequences of their particular situations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement to be entered into among us and the underwriters listed below, the underwriters listed in the table below have agreed to purchase, and we have agreed to sell to them, the principal amount of the notes set forth opposite each underwriter’s name below.

Principal
Underwriters	Amount of Notes

Morgan Stanley & Co. Incorporated	$
Banc of America Securities LLC
Scotia Capital (USA) Inc.
BMO Capital Markets
SunTrust Robinson Humphrey

$

The notes are being offered by the underwriters subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount per note. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering of the notes, the underwriters may change the public offering price and discount to broker/dealers.

The expenses of the offering, not including the underwriting discount, are estimated to be $      and are payable by us.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. If a trading market develops, no assurance can be given as to how liquid that trading market for the notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In the ordinary course of business, the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us for customary fees. The underwriters and/or their affiliates may provide such services to us in the future. Affiliates of certain of the underwriters are, and affiliates of certain of the underwriters may be, lenders under our credit facility.

LEGAL MATTERS

The validity of the notes offered and sold in this offering will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, and for the underwriters by Shearman & Sterling LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Kansas City Southern as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

PROSPECTUS

KANSAS CITY SOUTHERN

COMMON STOCK,
PREFERRED STOCK,
STOCK PURCHASE CONTRACTS,
STOCK PURCHASE UNITS
WARRANTS
DEBT SECURITIES*

THE KANSAS CITY SOUTHERN
RAILWAY COMPANY

DEBT SECURITIES*

*GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY KANSAS CITY SOUTHERN OR THE KANSAS CITY SOUTHERN RAILWAY COMPANY, AND
CERTAIN SUBSIDIARIES OF KANSAS CITY SOUTHERN

We will provide the specific terms of these securities in supplements to this prospectus. Information on the time and manner in which the Kansas City Southern may offer and sell securities under this prospectus, will be provided under in a prospectus supplement that will be filed supplementing the information in this prospectus.

Our principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105. The common stock of Kansas City Southern (“KCS”) is listed on the New York Stock Exchange under the symbol “KSU.” On November 20, 2008, the last reported sale price of KCS’ common stock was $17.50 per share.

For a discussion of certain factors that you should consider before investing in the securities, see “Risk Factors” beginning on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

The date of this prospectus is November 21, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the Company may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the Company. Each time the Company sells securities, we will provide you with this prospectus and, in certain cases a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Unless we have indicated otherwise, references in this prospectus to “KCS” mean Kansas City Southern and references to the “Company,” “we,” “us,” “our,” and similar terms refer to KCS and our consolidated subsidiaries.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our common stock, preferred stock, debt securities or other securities, you should carefully consider the risk factors described in “Risk Factors” in our periodic reports filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 15, 2008, and subsequent periodic reports or supplements to this prospectus containing updated disclosures of such factors, together with all of the other information included in this prospectus, any prospectus supplement, other offering materials and the other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

USE OF PROCEEDS

We will describe the use of proceeds from the sale of our securities in the prospectus supplement related to the sale of those securities.

RATIOS OF EARNINGS TO FIXED CHARGES

											Nine Months Ended
	Year Ended December 31,										September 30,
	2007		2006		2005		2004		2003		2008		2007

Ratio of earnings to fixed charges(1)	2.1	x	1.7	x	1.5	x	2.0	x	0.8	x	2.5	x	1.9	x
Ratio of earnings to combined fixed charges and preference dividends(2)	1.8	x	1.5	x	1.4	x	1.6	x	0.8	x	2.3	x	1.6	x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income before minority interest and equity in earnings of unconsolidated affiliates, fixed charges and distributed income of equity investments. Fixed charges include interest expense on indebtedness and the portion of rent that represents a reasonable approximation of the interest factor. For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. This ratio would have been 1:1 if a deficiency of $10.5 million was eliminated.

(2)	For the purpose of computing the ratio of earnings to combined fixed charges and preference dividends, earnings is divided by the sum of fixed charges and preference dividends. For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. This ratio would have been 1:1 if a deficiency of $18.2 million was eliminated.

PLAN OF DISTRIBUTION

Subject to the restrictions described in this prospectus and any prospectus supplement, the Company may offer and sell or exchange the securities described in this prospectus from time to time in any of the following ways:

•	The securities may be sold through a broker or brokers, acting as principals or agents. Agents designated by the Company from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “1933 Act”), involved in the offer or sale of the securities in respect of which this prospectus is delivered. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the securities as agent but may position and resell the block as principal to facilitate the transaction. The securities may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from us or the Company and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

•	The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

•	The securities may be sold in private sales directly to purchasers.

•	The Company may enter into derivative transactions or forward sale agreements on shares of securities with third parties. In such event, the Company may pledge the shares underlying such transactions to the counterparties under such agreements, to secure the Company’s delivery obligation. The counterparties or third parties may borrow shares of securities from the Company or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the Company may deliver shares of securities to the counterparties that, in turn, the counterparties may deliver to the Company or third parties, as the case may be, to close out the open borrowings of securities. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

•	The Company may also sell its shares of securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in conjunction with those sales.

LEGAL MATTERS

Sonnenschein Nath & Rosenthal LLP, Kansas City, Missouri, will issue an opinion to us relating to the legality of any securities that are offered by this prospectus and any prospectus supplement. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the prospectus supplement relating to that offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Kansas City Southern as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.KCSouthern.com. Information contained on our website is not part of this prospectus.

In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008 and September 30, 2008;

•	The Company’s Current Reports on Form 8-K filed March 5, 2008; April 1, 2008; April 18, 2008; May 23, 2008; June 2, 2008; June 12, 2008; July 2, 2008; July 8, 2008; July 16, 2008; September 15, 2008; September 19, 2008; October 7, 2008, October 22, 2008 and November 17, 2008;

•	The Company’s Notice of Annual Meeting and definitive Proxy Statement filed on March 26, 2008 in connection with Company’s 2008 Annual Meeting of Stockholders;

•	The Company’s Notice of Special Meeting and definitive Proxy Statement filed on September 5, 2008 in connection with Company’s Special Meeting of Stockholders held on October 7, 2008; and

•	The description of the Company’s Common Stock, par value $0.01 per share, and the associated Series A Preferred Stock Purchase Right in the Company’s Form 8-A filed on May 19, 1986 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any current report on Form 8-K), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any current report on Form 8-K) after the date of the initial registration statement shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kansas City Southern, P.O. Box 219335, Kansas City, Missouri 64121-9335 (or if by United Parcel Service or some other form of express delivery to 427 West 12th Street, Kansas City, Missouri 64105), Attention: Corporate Secretary’s Office, or if by telephone at (816) 983-1237.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in the annual report to shareholders and in our other filings with the Securities and Exchange Commission. Readers can identify these forward-looking statements by the use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. These Statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below. Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning us:

•	fluctuations in the market price for KCS’ common stock;

•	KCS’ dividend policy and restrictions on KCS’ ability to pay dividends on its common stock;

•	our high degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers and trucking companies in the United States and Mexico;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, on the level of trade among the United States, Mexico and Canada;

•	uncertainties regarding litigation and any future claims and litigation;

•	the effects of employee training, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	the adverse impact of any termination or revocation of Kansas City Southern de México’s Concession by the Mexican government;

•	our ability to generate sufficient cash to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	legal or regulatory developments in the United States, Mexico or Canada;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities we transport;

•	the effects of general adverse conditions on the capital markets upon which we rely to provide some of our capital requirements;

•	material adverse changes in economic and industry conditions, both within the United States and Mexico and globally;

•	natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions of our operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	changes in fuel prices and our ability to assess fuel surcharges;

•	our ability to attract and retain qualified management personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either our operations or our customers’ abilities to deliver goods for shipment;

•	the outcome of claims and litigation, including those related to environmental contamination, antitrust claims, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

•	acts of terrorism or war or risk of terrorist activities or war;

•	legislative, regulatory, or legal developments in the United States, Mexico or Canada involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation; and

•	other factors described in this prospectus.

We will not update any forward-looking statements to reflect future events or developments. If we do update one or more forward- looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.